Exhibit 5.2

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 +1 312 853 7000 +1 312 853 7036

AMERICA • ASIA PACIFIC • EUROPE

May 16, 2019

Coty Inc.

350 Fifth Avenue

New York, New York 10118

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, Registration No. 333-231352 (the “Post-Effective Amendment”), being filed by Coty Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 9,300,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock” or the “Securities”) to be issued pursuant to the Coty Inc. Stock Dividend Reinvestment Program (the “Program”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Post-Effective Amendment, the exhibits thereto, the certificate of incorporation of the Company, as amended to the date hereof (the “Charter”), the by-laws of the Company, as amended to the date hereof (the “By-Laws”), and the resolutions (the “Resolutions”) adopted by the board of directors of the Company (the “Board”) or a duly authorized committee thereof relating to the Post-Effective Amendment and the Program. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and others, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that, with respect to an offering pursuant to the Program of shares of Common Stock covered by the Post-Effective Amendment, such shares of Common Stock will be validly issued, fully paid and nonassessable when: (i) the Post-Effective Amendment shall have become effective under the Securities Act; and (ii) certificates

Coty, Inc.

May 16, 2019

representing such shares of Common Stock shall have been duly executed, countersigned and registered and duly delivered in accordance with the Program upon payment of the agreed consideration therefor in an amount not less than the par value thereof or, if any such shares of Common Stock are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such shares of Common Stock in accordance with the Program upon payment of the agreed consideration therefor in an amount not less than the par value thereof.

For the purposes of this letter, we have assumed that, at the time of the issuance, sale and delivery of any of the Securities:

(i) the Securities being offered will be issued and sold as contemplated in the Program and Post-Effective Amendment;

(ii) the execution, delivery and performance by the Company of the issuance sale and delivery of the Securities will not (A) contravene or violate the Charter or By-Laws, (B) violate any law, rule or regulation applicable to the Company, (C) result in a default under or breach of any agreement or instrument binding upon the Company or any order, judgment or decree of any court or governmental authority applicable to the Company, or (D) require any authorization, approval or other action by, or notice to or filing with, any court or governmental authority (other than such authorizations, approvals, actions, notices or filings which shall have been obtained or made, as the case may be, and which shall be in full force and effect);

(iii) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; and

(iv) the Charter and the By-laws, each as currently in effect, will not have been modified or amended and will be in full force and effect.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP